Exhibit 2.1

AGENCY AGREEMENT

This Agency Agreement (the “Agreement”) is made as of this September 22, 2006, by and between STOREHOUSE, INC., with a principal place of business located at 4200 Perimeter Park So., Chamblee, GA 30341 (“Merchant”), and HUDSON CAPITAL PARTNERS, LLC, with a principal place of business located at 403C Towne Center Blvd., Suite 3, Ridgeland, MS 39157 (the “Agent”).

RECITALS

WHEREAS, Merchant has filed a voluntary petition for relief under Title 11 of the United States Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”);

WHEREAS, Merchant is continuing to manage its affairs as a debtor and debtor in possession pursuant to §§ 1107 and 1108 of the Bankruptcy Code;

WHEREAS, Merchant desires that Agent act as Merchant’s exclusive agent for the limited purpose of: (a) selling, by conducting a “going out of business,” “store closing” “bankruptcy liquidation” or similar themed sale (the “Sale”), of all of the Merchandise (as hereinafter defined) located or to be located in: (i) those 70 Merchant retail store locations identified in Exhibit 1A annexed hereto, and (ii) Merchant’s warehouse/distribution center and cross dock locations identified on Exhibit 1B annexed hereto (each location identified on Exhibit 1A and 1B is sometimes referred to herein as a “Closing Store”, and collectively all such locations are referred to as the “Closing Stores”); and (b) disposing of Merchant’s owned FF&E located at the Closing Stores, subject to the terms and conditions set forth herein; and

WHEREAS, Agent is willing to serve as Merchant’s exclusive agent to conduct the Sale in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Agent and Merchant hereby agree as follows:

Section 1. Definitions and Exhibits

1.1 Defined Terms. The terms set forth below are defined in the Sections referenced of this Agreement:

Defined Term	Section Reference
Additional Agent Merchandise	Section 8.9(a)(i)
Additional Taxes and Penalties	Section 8.3
Adjustment Amount	Section 3.3(a)
Agency Accounts	Section 3.3(e)

Agency Documents	Section 11.1(b)
Agent	Preamble
Agent Claim	Section 12.5
Agent Indemnified Parties	Section 13.1
Agreement	Preamble
Approval Order	Section 2.3
Augment Recovery Amount	Section 3.1(c)
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Benefits Cap	Section 4.1(c)
Break-Up Fee	Section 16.11
Central Services Expenses	Section 4.1
Closing Store(s)	Recitals
Cost File	Section 5.3(a)
Cost Value	Section 5.3(a)
Defective Merchandise	Section 5.2(b)
Designated Deposit Accounts	Section 3.3(e)(ii)
Event of Default	Section 14
Estimated Guaranteed Amount	Section 3.3(a)
Excluded Benefits	Section 4.1
Excluded Pricing Adjustments	Section 5.3(a)
Expenses	Section 4.1
Expense L/C	Section 4.1
Final Inventory Report	Section 3.3(a)
Final Reconciliation	Section 8.7(b)(i)
FF&E	Section 15
Fulfillment Merchandise	Section 5.2(b)
Fulfillment Processing Expenses	Section 8.10
Global Inventory Adjustment	Section 5.3(b)
GOB Laws	Section 2.3(e)
Gross Rings	Section 6.3
Guaranteed Amount	Section 3.1(a)
Guaranty Percentage	Section 3.1(a)
Guaranty L/C	Section 3.3(d)
Initial Guaranty Payment	Section 3.3(a)
Inventory Completion Date	Section 5.1(a)
Inventory Date	Section 5.1(a)
Inventory Taking	Section 5.1(a)
Inventory Taking Instructions	Section 5.1(a)
Inventory Taking Service	Section 5.1(a)
Lender	Section 3.3(a)
Liens	Section 2.3(c)
Merchandise	Section 5.2(a)
Merchandise Ceiling	Section 11.1(k)
Merchandise Threshold	Section 11.1(k)
Merchant	Preamble
Merchant Consignment Goods	Section 5.4

Merchant Indemnified Parties	Section 13.2
Minimum Augment Recovery Amount	Section 3.1(c)
Occupancy Expenses	Section 4.1
Proceeds	Section 7.1
Reallocated Fulfillment Merchandise	Section 5.2(b)
Recovery Amount	Section 3.1(b)
Remaining Merchandise	Section 3.2
Retained Employee	Section 9.1
Retention Bonus	Section 9.4
Returned Merchandise	Section 8.5
Sale	Recitals
Sale Commencement Date	Section 6.1
Sale Guidelines	Section 8.1
Sale Term	Section 6.1
Sale Termination Date	Section 6.1
Sales Taxes	Section 8.3
Third Party	Section 4.1
Vacate Date	Section 6.2
WARN Act	Section 9.1

1.2 Exhibits. The Exhibits and Schedules annexed to this Agreement, as listed below, are an integral part of this Agreement:

Exhibit	Section Reference	Description
Exhibit 1A	Recitals	Closing Retail Store Locations
Exhibit 1B	Recitals	Warehouse/Distribution
Center Location
Exhibit 3.3(a)	Section 3.3(a)	Wire Transfer Instructions
Exhibit 3.3(d)	Section 3.3(d)	Form of Guaranty L/C
Exhibit 4.1(a)	Section 4.1(a)	Occupancy Expense Schedule
Exhibit 4.2(b)	Section 4.2(b)	Form of Expense L/C
Exhibit 5.1(a)	Section 5.1	Inventory Taking Instructions
Exhibit 8.1	Section 8.1	Sale Guidelines
Exhibit 10	Section 10	Form of Approval Order
Exhibit 11.1(c)	Section 11.1(c)	Pre-Existing Liens

1.3 Currency. Unless otherwise specified, all references to monetary amounts refer to United States dollars.

Section 2. Appointment of Agent.

2.1 Merchant hereby appoints Agent, and Agent hereby agrees to serve, as Merchant’s exclusive agent for the limited purpose of conducting the Sale in accordance with the terms and conditions of this Agreement. Merchant’s and Agent’s obligations hereunder are subject to the approval of the Bankruptcy Court and shall be of no force and effect in the event that the Approval Order (as defined in Section 2.3 below) is not entered on or before the date set forth in Section 10(d) hereof.

2.2 Except for incurring Expenses in connection with the Sale and as otherwise specifically provided in this Agreement, Agent shall have no authority to enter into any contract, agreement or other arrangement or take any other action, by or on behalf of Merchant, that would have the effect of creating any obligation or liability, present or contingent, on behalf of or for the account of Merchant without Merchant’s prior written consent, which consent shall not be unreasonably withheld.

2.3 Merchant has or will file an expedited motion with the Bankruptcy Court for entry of an order approving this Agreement and authorizing Merchant and Agent to conduct the Sale in accordance with the terms hereof (the “Approval Order”). The Approval Order shall provide, in substantially the form of Exhibit 10 attached hereto and in any event in form reasonably satisfactory to the Merchant and Agent, among other things, that:

(a) the terms of this Agreement (and each of the transactions contemplated hereby) are approved;

(b) Merchant and Agent shall be authorized to continue to take any and all actions as may be necessary or desirable to implement this Agreement and each of the transactions contemplated hereby, including, without limitation, the actions contemplated in Sections 8.9 and 8.10 of this Agreement;

(c) Agent shall be entitled to sell all Merchandise hereunder free and clear of all liens, claims and encumbrances thereon (collectively, “Liens”), with any presently existing Liens encumbering all or any portion of the Merchandise or the Proceeds attaching only to the Guaranteed Amount and other amounts to be received by Merchant under this Agreement;

(d) Agent shall have the right to use the Closing Stores and all related store and distribution center services, furniture, fixtures, equipment and other assets of Merchant as designated hereunder for the purpose of conducting the Sale, free of any interference from any entity or person;

(e) Agent, as agent for Merchant, is authorized to conduct, advertise, post signs and otherwise promote the Sale without further consent of any person (other than Merchant as provided for herein), in accordance with the terms and conditions of this Agreement and the Sale Guidelines (as the same may be modified and approved by the Bankruptcy Court), and without further compliance with applicable federal, state or local laws governing, inter alia, the conduct of store closing sales, other than those designed to protect public health and safety (the “GOB Laws”);

(f) Agent shall be granted a limited license and right to use until the Sale Termination Date the trade names, logos and mailing lists relating to and used in connection with the operation of the Closing Stores, solely for the purpose of advertising the Sale in accordance with the terms of the Agreement;

(g) all newspapers and other advertising media in which the Sale is advertised shall be directed to accept the Approval Order as binding and to allow Merchant and Agent to consummate the transactions provided for in this Agreement, including, without limitation, the conducting and advertising of the Sale in the manner contemplated by this Agreement;

(h) all utilities, landlords, creditors and all persons acting for or on their behalf shall not interfere with or otherwise impede the conduct of the Sale, institute any action in any court (other than in the Bankruptcy Court) or before any administrative body which in any way directly or indirectly interferes with or obstructs or impedes the conduct of the Sale;

(i) the Bankruptcy Court shall retain jurisdiction over the parties to enforce this Agreement;

(j) Agent shall not be liable for any claims against the Merchant other than as expressly provided for in this Agreement, and Agent shall have no successorship liabilities whatsoever; and

(k) Agent shall have a valid, duly perfected first priority lien and security interest in the Merchandise and any Proceeds to which Agent is entitled in accordance with the terms of this Agreement, which lien shall be subject and subordinate to the lien of Merchant’s secured lender(s) to the extent of any unpaid portion of the Guaranteed Amount, the Recovery Amount (if any), the Augment Recovery Amount (to the extent greater than the Minimum Augment Recovery Amount), and Expenses due from Agent to Merchant under this Agreement.

Section 3. Guaranteed Amount and Other Payments

3.1 Payments to Merchant and Agent.

(a) As a guaranty of Agent’s performance hereunder, in addition to the payment of Expenses as provided for in Section 4.1 hereof, Agent guarantees that Merchant shall receive the sum of eighty-five and sixteen one hundredths percent (85.16%) (the “Guaranty Percentage”) of the aggregate Cost Value of Merchandise located in Closing Stores (the “Guaranteed Amount”). The Guaranteed Amount will be calculated based upon the aggregate Cost Value of the Merchandise as determined by (A) the final certified report of the Inventory Taking Service after verification and reconciliation thereof by Agent and Merchant, and (B) the aggregate amount of Gross Rings (as adjusted for shrinkage per this Agreement).

(b) To the extent that Proceeds exceed the sum of: (x) the Guaranteed Amount, (y) Expenses of the Sale, and (z) six percent (6%) of the aggregate Cost Value of the Merchandise (the “Agent’s Fee”) (the sum of (x), (y) and (z), the “Sharing Threshold”), then all remaining Proceeds of the Sale above the Sharing Threshold shall be shared fifty percent (50%) to Merchant and fifty percent (50%) to Agent. All amounts, if any, to be received by Merchant from Agent in excess of the Sharing Threshold shall be referred to as the “Recovery Amount”.

(c) In addition to the Guaranteed Amount, Agent hereby guarantees that the Merchant shall receive the greater of (x) nine percent (9%) from the net proceeds of the sale of Additional Agent Merchandise in the Closing Stores (subject to the terms of Section 8.9 hereof), or (y) $200,000 (the “Minimum Augment Recovery Amount”; the greater of (x) or (y), the “Augment Recovery Amount”). For purposes of this Section 3.1(c), “net proceeds” shall be deemed to exclude Sales Taxes, charges to customers for delivery services, and credit card fees associated with the sale of Additional Agent Merchandise.

(d) Agent shall pay to Merchant the Guaranteed Amount, the Recovery Amount, and the Augment Recovery Amount in the manner and at the times specified in Section 3.3 below.

(e) If and to the extent that Agent over-funds any amounts due hereunder, then Merchant agrees to promptly reimburse such undisputed over-payment amounts to Agent. In the event that Merchant fails to reimburse such undisputed over-payment amount to Agent within five (5) days after Agent’s demand therefor, the Lender shall pay or reimburse Agent for such amount to the extent actually received by the Lender; provided, however, the Lender’s obligation to make repayment of any amount to Agent pursuant to this subclause 3.1(e) shall be limited in an amount not to exceed ten percent (10%) of the Estimated Guaranteed Amount (calculated in accordance with Section 3.3(a) hereof).

(f) Merchant agrees that any amounts due by Agent to Merchant pursuant to this Section 3 may in Agent’s discretion be offset by the undisputed amount of Proceeds which have not, as of the applicable date of payment by Agent to Merchant been transferred by Merchant to Agent.

(g) To insure accurate sales audit functions, as well as accurate calculations of the Recovery Amount and Augment Recovery Amount, if any, Agent shall be required to utilize Merchant’s existing point-of-sale system for recording all sales of goods and Additional Merchandise in the Closing Locations, provided, however, to the extent the existing point-of-sale system is inadequate to or not capable of processing all sales and transactions contemplated by this Agreement the Agent may install and use its own point-of-sale system in connection with the sale.

3.2 Payments to Agent. After payment in full of the Guaranteed Amount, the Recovery Amount, the Augment Recovery Amount, and the payment of all Expenses, Agent shall be entitled to retain any remaining Proceeds of the Sale. Provided that no Event of Default has occurred and continues to exist on the part of the Agent, all Merchandise remaining at the conclusion of the Sale shall become the property of Agent, free and clear of all liens, claims and encumbrances of any kind or nature (“Remaining Merchandise”); provided, however, the proceeds realized upon a sale or other disposition of the Remaining Merchandise shall constitute Proceeds hereunder for purposes of, inter alia, calculating the Recovery Amount due Merchant.

3.3 Time of Payments; Control of Proceeds

(a) Payment of Guaranteed Amount. On the first business day following entry of the Approval Order, provided such Approval Order has not been stayed, Agent shall pay General Electric Capital Corporation, in its capacity as Merchant’s secured lender and designee (the “Lender”), ninety (90%) of the estimated Guaranteed Amount (the “Initial Guaranty Payment”), calculated based upon the estimated aggregate Cost Value of the Merchandise to be included in the Sale, as reflected on Merchant’s books and records on the last business day immediately preceding the Sale Commencement Date and after giving effect to the Global Inventory Adjustment (the “Estimated Guaranteed Amount”), with such Initial Guaranty Payment being made by wire transfer to such account(s) as are designated on Exhibit 3.3(a). The balance of the Guaranteed Amount, if any, shall be paid by Agent to the Lender, as Merchant’s designee, on the first business day following the issuance of the final audited report of the aggregate Cost Value of the Merchandise by the Inventory Taking Service, after verification and reconciliation thereof by Agent, Merchant and Lender (the “Final Inventory Report”). Agent’s failure to pay such balance shall entitle the Lender to draw upon the Guaranty L/C to the extent of such balance. In the event that the Final Inventory Report is issued after payment of the Estimated Guaranteed Amount, the Agent or Merchant, as the case may be, shall pay to the Merchant or Agent, as the case may be, the amount (the “Adjustment Amount”) by which the actual Guaranteed Amount exceeds or is less than the Estimated Guaranteed Amount actually paid as set forth above, within two (2) business days after the Final Inventory Report has been issued. In the event that Merchant shall fail to reimburse Agent for any Adjustment Amount within five (5) days after Agent’s demand therefor, the Lender shall pay or reimburse Agent for such amount to the extent actually received by the Lender; provided, however, the Lender’s obligation to make repayment to Agent in respect of the Adjustment Amount, or any portion thereof, shall be limited in amount as provided under section 3.1(e) hereof.

(b) Payment of Augment Recovery Amount. Agent shall tender payment of an amount equal to the Minimum Augment Recovery Amount to the Lender, as Merchant’s designee, on the first business day after the Sale Commencement Date. The balance, if any, of the Augment Recovery Amount shall be paid by Agent to Merchant (or its designee) as part of the weekly reconciliation conducted pursuant to Section 8.7(a), and subject to the Final Reconciliation under Section 8.7(b).

(c) Payment of Recovery Amount. Agent shall tender payment of an amount equal to the Recovery Amount to the Lender, as Merchant’s designee, on the first business day after the completion of the Final Reconciliation conducted pursuant to Section 8.7(b).

(d) Guaranty Security. To secure payment of the balance of any unpaid portion of the Guaranteed Amount, Recovery Amount, Augment Recovery Amount, if any, Agent shall deliver to the Lender, as Merchant’s designee, an irrevocable standby letter of credit in the original face amount equal to ten percent (10%) of the Estimated Guaranteed Amount, naming the Lender, as Merchant’s designee, as the beneficiary, substantially in the form of Exhibit 3.3(d) attached hereto (the “Guaranty

L/C”). The Guaranty L/C shall be delivered to the Lender, as Merchant’s designee, one (1) business day following the Sale Commencement Date, and shall be issued by a U.S. national bank selected by Agent and reasonably acceptable to Merchant and the Lender. Provided no Event of Default by Merchant has occurred, in the event that Agent shall fail to pay to the Lender, as Merchant’s designee, any portion of the Guaranteed Amount, Recovery Amount, or Augment Recovery Amount, if any, as required under this Agreement, or fail to perform any obligation hereunder, the Lender, as Merchant’s designee, shall be entitled to draw on the Guaranty L/C to fund such amount or obligation following five (5) days written notice to Agent of the Lender’s intention to do so. The Guaranty L/C shall expire no earlier than sixty (60) days after the Sale Termination Date; provided, that, in the event that at the scheduled expiration date of the Guaranty L/C there remains any unresolved dispute as to the amount of the Guaranteed Amount, Recovery Amount, Augment Recovery Amount, if any, the Lender, as Merchant’s designee, may, in its discretion, exercise the right to require Agent to have the expiration date of the Guaranty L/C extended for thirty (30) day intervals (or such other longer duration as Merchant, the Lender and Agent may agree) until such time as the subject dispute has been resolved and any additional amounts due hereunder on account of the Guaranteed Amount, Recovery Amount, Augment Recovery Amount, if any, paid to the Lender, as Merchant’s designee; it being agreed that if Agent has for any reason not so extended the expiry date of the Guaranty L/C by the date which is five (5) days prior to the then expiry date, the Lender shall have the right to make a drawing under the Guaranty L/C in an amount equal to the amounts Merchant asserts are then owing to Merchant. Merchant, the Lender, and Agent agree that the face amount of the Guaranty L/C shall be reduced from time-to-time in an amount(s) to be agreed upon by Merchant, the Lender and Agent to account for payment made by the Agent in respect of the Guaranteed Amount, Recovery Amount, if any, and Augment Recovery Amount, as the case may be. Merchant and the Lender further agree that after payment of the Guaranteed Amount, Recovery Amount, Augment Recovery Amount, if any, in full, the Lender shall surrender the original Guaranty L/C to the issuer thereof together with written notification that the Guaranty L/C may be terminated.

(e) Control of Proceeds. (i) Within seven (7) business days after the Sale Commencement Date, Agent shall establish its own accounts, dedicated solely for the deposit of the Proceeds and the disbursement of amounts payable to Agent hereunder (the “Agency Accounts”) and Merchant shall promptly upon Agent’s request execute and deliver all necessary documents to open and maintain the Agency Accounts. Agent shall exercise sole signatory authority and control with respect to the Agency Accounts; provided, however, upon request, Agent shall deliver to Merchant copies of all bank statements and other information relating to such accounts. Merchant shall not be responsible for and Agent shall pay as an Expense hereunder, all bank fee and charges, including wire transfer charges, related to the Agency Accounts, whether received during or after the Sale Term. Upon Agent’s designation of the Agency Accounts, all Proceeds of the Sale (including credit card proceeds) shall be deposited into the Agency Accounts.

(ii) During the period between the Sale Commencement Date and the date Agent designates the Agency Accounts, all Proceeds of the Sale (including credit card proceeds), shall be collected by Agent and deposited on a daily basis into depository accounts designated by Merchant for the Closing Stores, which accounts shall be designated solely for the deposit of Proceeds of the Sale (including credit card proceeds), and the disbursement of amounts payable by Agent hereunder (the “Designated Deposit Accounts”). Commencing on the first business day following the payment of the Initial Guaranty Amount and the posting of the Guaranty L/C, and on each business day thereafter (or as soon thereafter as is practicable), Merchant shall promptly pay to Agent by wire funds transfer all collected funds constituting Proceeds deposited into the Designated Deposit Accounts (but not any other funds, including, without limitation, any proceeds of Merchant’s inventory sold prior to the Sale Commencement Date).

Section	4. Expenses of the Sale

4.1 Expenses. Agent shall be unconditionally responsible for all Expenses incurred in conducting the Sale during the Sale Term, which expenses shall be paid by Agent in accordance with Section 4.2 below. As used herein, “Expenses” shall mean all Closing Store-level operating expenses of the Sale which arise during the Sale Term, limited to the following:

(a) Actual Occupancy Expenses for the Closing Stores on a per location and per diem basis in an amount up to the aggregate per diem totals set forth on Exhibit 4.1(a) hereto plus (i) the portion of any percentage rent obligations allocable to the sale of Merchandise during the Sale and (ii) all of the percentage rent obligations attributable to the sale of Additional Merchandise during the Sale (as determined in the manner described in the definition of “Occupancy Expenses” below in this Section 4.1) incurred by Merchant under applicable leases or occupancy agreements.

(b) payroll and commissions, if applicable, for all Closing Store-level Retained Employees used in conducting the Sale as well as payroll for any of Merchant’s former employees hired by Agent for the Sale as independent contractors;

(c) any amounts payable by Merchant for benefits for Retained Employees (including FICA, unemployment taxes, workers’ compensation and health care insurance benefits, but excluding Excluded Benefits) for Retained Employees used in the Sale, in an amount equal to 19.5% of base payroll for each Retained Employee in the Closing Stores (the “Benefits Cap”);

(d) Retention Bonuses for Retained Employees, as provided for in Section 9.4 below;

(e) actual costs of Agent’s employees, independent contractors, on-site supervision, supervisor travel and supervisor bonuses, on-site living/housing expenses and all other reasonable compensation paid to such persons;

(f) banners and in-Store signs which are produced for the Sale;

(g) promotional costs including, without limitation, advertising, and direct mail;

(h) the costs and expenses of obtaining additional supplies as may be required by Agent in the conduct of the Sale;

(i) long distance telephone, postage/overnight delivery/courier charges;

(j) credit card and bank card fees, chargebacks and discounts;

(k) costs of moving, transferring or consolidating Merchandise between the Closing Stores;

(l) Distribution Center Transfer Costs;

(m) a pro rata portion for the Sale Term of Merchant’s premiums in respect of casualty, property, inventory, boiler, earthquake and other insurance policies attributable to the Merchandise and the Closing Stores;

(n) third party payroll processing fees;

(o) armored car service, security personnel and monthly alarm services;

(p) actual cost of Agent’s capital and letter of credit fees;

(q) reasonable fees of Agent’s legal counsel incurred in implementing the transactions contemplated by this Agreement (for the avoidance of doubt, not including any attorneys’ fees incurred by Agent in connection with any dispute with Merchant unless Agent prevails in a dispute with Merchant);

(r) trash removal and ordinary course third party cleanings;

(s) Closing Store security and building alarm service;

(t) Agent’s 50% of cost of the physical inventory taking by the Inventory Taking Service;

(u) costs and expenses of delivery, assembly, repair and touch-up services;

(v) Central Service Expenses in an amount equal to $10,000 per week for the Sale Term;

(w) cash shortfalls in registers;

(x) third party payroll processing fees;

(y) routine repair and maintenance costs, solely to the extent such costs result from the Agent’s acts or omissions during the term of the Sale; and

(z) costs and expenses associated with the acquisition, handling and delivery of any Additional Agent Merchandise.

“Expenses” shall not include: (i) Central Service Expenses in excess of the amount set forth in Section 4.1(u); (ii) Excluded Benefits; (iii) any rent or other occupancy expenses other than Occupancy Expenses in accordance with Section 4.1(a) hereof; (iv) any costs, expenses or liabilities arising during the Sale Term in connection with the Sale of Merchandise, other than the Expenses listed above, all of which shall be paid by Merchant promptly when due during the Sale Term. Notwithstanding anything herein to the contrary, to the extent that any Expense listed in Section 4.1 is also included on Exhibit 4.1(a), then Exhibit 4.1(a) shall control and such Expense shall not be double counted.

As used herein, the following terms have the following respective meanings:

“Central Services Expenses” means costs and expenses for Merchant’s central administrative services necessary for the Sale including but not limited to (a) Merchant’s inventory control system; (b) payroll system; and (c) accounting system.

“Excluded Benefits” means vacation days or vacation pay, sick days or sick leave, maternity leave or other leaves of absence, termination or severance pay, ERISA coverage and similar contributions (including pension and 401(k) contributions) and benefits in excess of the Benefits Cap percentage limitation provided in Section 4.1(c) above.

“Distribution Center Transfer Costs” means, the costs of transferring Merchandise (including, but not limited to freight and labor) to the Exhibit 1A Closing Stores from the warehouse/distribution center identified in Exhibit 1B.

“Occupancy Expenses” means rent, percentage rent, CAM, real estate and use taxes, HVAC, utilities, base telephone charges and all other categories of expenses at the Closing Stores as set forth on Exhibit 4.1(a) attached hereto, up to the specific amounts set forth on Exhibit 4.1(a) attached hereto plus, to the extent not already included in Exhibit 4.1(a), (i) the portion of any percentage rent obligations allocable to the sale of Merchandise during the Sale and (ii) all of the percentage rent obligations attributable to the sale of Additional Agent Merchandise during the Sale (as determined in the manner described in the definition of “Occupancy Expenses” below in this Section 4.1) incurred by Merchant under applicable leases or occupancy agreements.

“Third party” means, with reference to any Expenses to be paid to a “third party”, a party that is not affiliated with or related to Merchant.

4.2	Payment of Expenses; Security.

(a) All Expenses incurred during each week of the Sale (i.e., Sunday through Saturday) shall be paid by Agent to or on behalf of Merchant, or offset by Merchant from Proceeds held by Merchant, immediately following the weekly Sale reconciliation by Merchant and Agent pursuant to Section 8.7(a) below, based upon invoices and other documentation reasonably satisfactory to Agent; provided, however, Agent shall be obligated to pre-fund any Occupancy Expenses and payroll-related expenses consistent with Merchant’s customary rent and payroll funding practices and timing.

(b) To secure Agent’s obligations to pay Expenses, Agent shall deliver to the Lender, as Merchant’s designee, an irrevocable and unconditional standby letter of credit (the “Expense L/C”) in an original face amount representing an amount equal to three (3) weeks’ estimated Expenses, naming the Lender, as Merchant’s designee, as beneficiary (substantially in the form of Exhibit 4.2(b)). The Expense L/C shall be delivered to the Lender, as Merchant’s designee, no later than one (1) business day after the Sale Commencement Date, shall be issued by a U.S. national bank selected by Agent and reasonably acceptable to Merchant and Lender. Merchant, the Lender, and Agent agree that at the point where there is less than two (2) weeks remaining in the Sale Term, the face amount of the Expense L/C shall be reduced in amount(s) to be agreed upon by Merchant, the Lender, and Agent; provided, however, the face amount of the Expense L/C shall not be reduced to an amount less than $250,000 until all Expenses shall have been paid by Agent; provided, further, that, in the event that Agent shall have paid to the Lender, as Merchant’s designee, all amounts due in respect of Expenses prior to the expiration date of the Expense L/C, the Lender agrees to surrender the original Expense L/C to the issuer thereof together with written notification that the Expense L/C may be terminated.

(b) In the event that Agent fails to pay any Expense(s) or other amounts payable hereunder when due, or within three (3) business days after Merchant and/or the Lender notifies Agent that any Expense(s) or other undisputed amounts are unpaid and past due, or in the event the Expense L/C will expire within five (5) business days and one or more Expenses or other amounts hereunder are then unpaid, the Lender, as Merchant’s designee, shall be entitled to draw on the Expense L/C to fund such unpaid amount. The Expense L/C shall expire not earlier than the date that is sixty (60) days after the Sale Termination Date; provided that, in the event that at the scheduled expiration date of the Expense L/C there remains any unresolved dispute as to the amount of any unpaid Expense hereunder, the Lender, as Merchant’s designee, may, in its discretion, exercise the right to cause Agent to have the expiration date of the Expense L/C extended for additional thirty day (30) intervals (or such other longer duration as the Merchant, Lender and Agent may agree) until such time as the dispute has been resolved and any additional amounts due hereunder have been paid to Merchant.

Section	5. Inventory Valuation; Merchandise.

5.1 Inventory Taking.

(a) Commencing on the Sale Commencement Date, Merchant and Agent shall cause to be taken a SKU level physical inventory of the Merchandise located in the Closing Stores (collectively, the “Inventory Taking”), which Inventory Taking shall be completed in each of the Closing Stores and the Distribution Centers no later than fifteen (15) days after the Sale Commencement Date (the “Inventory Completion Date”, and the date of the Inventory Taking at each Closing Store being the “Inventory Date” for each such Closing Store). Merchant and Agent shall jointly employ RGIS or another mutually acceptable independent inventory taking service (the “Inventory Taking Service”) to conduct the Inventory Taking, or if Merchant and Agent mutually agree, shall jointly conduct the Inventory Taking without utilizing a third party inventory taking service. The Inventory Taking shall be conducted in accordance with the procedures and instructions to be mutually agreed by Merchant and Agent and made a part of this Agreement as Exhibit 5.1(a) (the “Inventory Taking Instructions”). As an Expense, Agent shall be responsible for 50% of the fees and expenses of the Inventory Taking Service, if such service is utilized. The balance of such fees and expenses, if applicable, shall be paid by Merchant. In the event that no third party Inventory Taking Service is utilized, then each of Merchant and Agent shall bear their respective expenses incurred in the Inventory Taking. Except as provided in the immediately preceding sentence as concerns allocation of the costs of the Inventory Taking Service, Merchant and Agent shall each bear their respective costs and expenses relative to the Inventory Taking. Merchant, Agent and Lender shall each have the right to have representatives present during the Inventory Taking, and shall each have the right to review and verify the listing and tabulation of the Inventory Taking Service. Merchant agrees that during the conduct of the Inventory Taking in each of the Closing Stores, the applicable Closing Store shall be closed to the public and no sales or other transactions shall be conducted until the Inventory Taking has been completed, as agreed by Merchant and Agent. Merchant and Agent further agree that until the Inventory Taking in each particular Closing Store is completed, Agent shall not (i) transfer any Merchandise to or from that Closing Store, (ii) deliver any Additional Agent Merchandise to such Closing Store, and/or (iii) move Merchandise within or about the Closing Stores and/or (iv) remove any Merchant hang tags, price tickets, or inventory control tags affixed to any Merchandise. The Inventory Taking, including, but not limited to, the determination of the aggregate Cost Value of the Merchandise, shall be reconciled by Merchant and Agent within ten (10) days after its completion, and the Agent and Merchant shall use their reasonable best efforts to accomplish such reconciliation within such ten (10) day period; provided, further, that the Final Inventory Report shall be completed not later than thirty (30) days after the Sale Commencement Date. In the event there is any dispute with respect to the reconciliation of the aggregate Cost Value of the Merchandise following completion of the Inventory Taking, then any such dispute shall be resolved in the manner and at the times set forth in Section 8.7(b)(ii) hereof.

5.2 Merchandise Subject to this Agreement.

(a) For purposes of this Agreement, including, without limitation, the calculation of the Guaranteed Amount, “Merchandise” shall mean: all finished goods inventory that is owned by Merchant and customarily sold to customers in the ordinary course of Merchant’s business, including, but not limited to, (w) Defective Merchandise, (x) Reallocated Fulfillment Merchandise, (y) In Transit Merchandise, and (z) Merchandise subject to Gross Rings. Notwithstanding the foregoing, “Merchandise” shall not include: (i) Fulfillment Merchandise (except to the extent such merchandise is later re-designated by Merchant as Reallocated Fulfillment Merchandise as provided in Section 8.10 hereof), (ii) goods which belong to sublessees, licensees or concessionaires of Merchant; (iii) goods held by Merchant on memo, on consignment, or as bailee; (iv) furnishings, trade fixtures furniture and equipment and improvements to real property which are located in the Closing Stores.

(b) As used herein, the following terms shall have the respective meanings set forth below:

(i) “Defective Merchandise” means either (a) inventory that is intended to be sold as part of a set and cannot be sold as an individual piece, and not all of the set is available for sale, or (b) such item(s) of inventory is non-first quality inventory, incomplete sets, mismatched, damaged, dented, scratched, broken, faded, torn, shopworn or soiled inventory, returned, used or previously owned inventory (subject to the limitation provided in section 5.3(b)), and parts (provided that they have assigned to them a SKU in the ordinary course of business).

(ii) “In Transit Merchandise” means the merchandise on order and not yet received as of the Sale Commencement Date, whether prepaid or not.

(iii) “Fulfillment Merchandise” means those items of merchandise located in the Closing Stores that have been fully or partially reserved from available merchandise and designated by Merchant for fulfillment of customer orders that were received prior to the Sale Commencement Date. Prior to the Inventory Taking at each Closing Store, Merchant shall identify to Agent and segregate from other Merchandise all items of Fulfillment Merchandise at each Closing Store, and the Inventory Taking Instructions shall provide that any Fulfillment Merchandise located in a Closing Store on the Inventory Date shall be counted as part of the Inventory Taking.

(iv) “Reallocated Fulfillment Merchandise” means those items of Fulfillment Merchandise that Merchant reallocates as Merchandise available for the Sale, as provided in Section 8.10 hereof.

5.3 Valuation.

(a) For purposes of this Agreement, “Cost Value” shall mean with respect to each item of Merchandise, the landed actual cost for such item of Merchandise (including Reallocated Fulfillment Merchandise, if applicable), as reflected in Merchant’s master cost file as of the Sale Commencement Date (the “Cost File”); which landed actual cost values Merchant hereby represents and warrants to be inclusive of freight, customs duties and fees, and shipping charges. Items of In Transit Merchandise received in the Closing Stores on or prior the date that is twenty one (21) days after the Sale Commencement Date (excluding the Sale Commencement Date for purposes of such calculation), will be included in Merchandise at the applicable Cost Value for each such item; provided, however, that items of In Transit Merchandise received at the Closing Stores on or after the date that is twenty two (22) days after the Sale Commencement Date (excluding the Sale Commencement Date for purposes of such calculation) shall be included in Merchandise at the Cost Value for each such item multiplied by the inverse of the prevailing discount on similar such items of Merchandise as of the date of receipt in the Closing Stores. The Cost File does not account for any volume discounts, advertising co-op allowances, or discounts associated with expedited payment terms offered by any vendor, and further the Cost Value of any item of Merchandise shall not be adjusted for any such amounts. Merchant and Agent further agree that the Cost File does not account for any Excluded Pricing Adjustments, and no such adjustments shall be taken into account in determining the Cost Value of any item of Merchandise. For purposes of this Agreement, “Excluded Pricing Adjustments” shall mean the following discounts or price adjustments offered by the Merchant: (i) point of sale discounts or similar adjustments, regardless of duration; (ii) employee discounts; (iii) member or customer appreciation points or coupons; (iv) multi-unit purchase discounts: (v) adjustments for damaged, defective, or “as-is” items: (vi) coupons, catalog, website, or circular prices, or “buy one get one” type discounts; and (vii) customer savings pass discounts or “bounce back” coupons, or discounts for future purchases based on dollar value of past purchases, or similar customer specific, temporary, or employee non-product specific discounts or pricing accommodations.

(b) With respect to Defective Merchandise, for purposes of determining the Cost Value thereof, and in lieu of any other adjustments to the Cost Value of Merchandise under this Agreement (e.g., adjustments for Defective Merchandise, clearance merchandise, mis-mates and near-mates, sample merchandise, and/or Excluded Pricing Adjustments), the aggregate Cost Value of the Merchandise shall be adjusted (i.e., reduced) by means of a single global downward adjustment equal to one and three-quarters percent (1.75%) of the aggregate Cost Value of the Merchandise (the “Global Inventory Adjustment”); provided, however, in the event (x) during the Inventory Taking Agent identifies to Merchant certain Defective Merchandise that (i) applicable law precludes the sale thereof or (ii) is wholly unsaleable in its current condition (as distinguished from saleable at a reduced retail price), and (y) the aggregate Cost Value of those items identified under subclauses (i) and (ii) exceeds $25,000, Agent and Merchant agree negotiate in good faith concerning a further adjustment of the Cost Value attributable to such items of Defective Merchandise in excess of an aggregate $25,000 Cost Value.

5.4 Excluded Goods. Merchant shall retain all rights and responsibility for any goods not included as “Merchandise” hereunder and shall remove such goods from the Closing Stores prior to the Sale Commencement Date, or as soon thereafter as reasonably practicable. If Merchant elects at the beginning of the Sale Term, Agent shall accept those goods not included as “Merchandise” hereunder and as identified by Merchant for sale as “Merchant Consignment Goods”. The Agent shall retain twenty percent (20%) of the sale price (less Sales Taxes) for all sales of Merchant Consignment Goods, and Merchant shall receive eighty percent (80%) of the sale price (less Sales Taxes) in respect of such sales. Merchant shall receive its share of the receipts of sales of Merchant Consignment Goods on a weekly basis, immediately following the weekly Sale reconciliation by Merchant and Agent pursuant to Section 8.7(a) below. If Merchant does not elect to have Agent sell such goods not included as Merchandise, then all such items will be removed by Merchant from the Closing Stores at its expense as soon as practicable after the date hereof. Except as expressly provided in this Section 5.4, Agent shall have no cost, expense or responsibility in connection with any goods not included in Merchandise, including but not limited to sales commissions and percentage rent.

Section 6. Sale Term.

6.1 Term. Subject to the Approval Order, the Sale shall commence at the Closing Stores on the first day after entry of the Approval Order by the Bankruptcy Court, which shall be entered no later than October 5, 2006 (the “Sale Commencement Date”). The Agent shall complete the Sale, and shall vacate each Closing Store’s premises in favor of Merchant or its representative or assignee on or before December 31, 2006 (the “Sale Termination Date”). The period from the Sale Commencement Date to the Sale Termination Date shall be referred to herein as the “Sale Term”. The Sale Termination Date as to any Closing Store may be (a) extended by mutual written agreement of Agent and Merchant; or (b) accelerated by Agent, in which case Agent shall provide Merchant with not less than ten (10) days’ advance written notice of any such planned accelerated Sale Termination Date.

6.2 Vacating the Closing Stores. Subject to the terms of Section 6.1 hereof, Agent shall provide Merchant with not less than ten (10) days’ advance written notice of its intention to vacate any Closing Store (as to each such Closing Store, as applicable, the “Vacate Date”). On the Vacate Date, Agent shall vacate in favor of Merchant or its representatives or assignee, remove all Remaining Merchandise and leave the applicable Closing Stores in “broom clean” condition (ordinary wear and tear excepted) subject to the right to abandon, neatly in place, the FF&E. Agent’s obligations to pay all Expenses, including Occupancy Expenses, for each Closing Store subject to Vacate Notice shall continue until the later of (a) the applicable Vacate Date for such Closing Store, as applicable, or, (b) the fifteenth (15th) day of the calendar month in which the Vacate Date for such Closing Store, as applicable, occurs in the event the Bankruptcy Court does not approve under the Approval Order Merchant’s request to limit the Merchant’s obligations to pay rent under such Closing Store leases, as applicable, on a per diem basis through the effective rejection date only, with respect to the Closing Stores; provided, however, to the extent applicable, during the period between the Vacate Date and the fifteenth (15th) day of the calendar month during which the Vacate Date occurs, Agent’s obligation to pay Expenses shall be limited to payment of Occupancy Expenses. All assets of Merchant used by Agent in the conduct of the Sale (e.g., FF&E, supplies, etc.) shall be returned by Agent to Merchant or left at the Closing Stores, as applicable, to the extent same have not been used in the conduct of the Sale or have not been otherwise disposed of through no fault of the Agent. Where reference is made in this Section 6 to vacating the Closing Stores, such shall mean vacating the Closing Stores, as applicable, in favor of Merchant, its representatives or assignee and shall not mean vacating possession or disclaimer of lease in favor of the landlord or owner of the Closing Store premises. Agent agrees that it shall be obligated to repair any damage caused by Agent (or any representative, agent or licensee thereof) to any Closing Store during the Sale Term, ordinary wear and tear excepted.

6.3 Gross Rings. In the event that the Sale commences prior to the completion of the Inventory Taking at any Closing Store, then for the period from the Sale Commencement Date until the Inventory Date for such Closing Store, Agent and Merchant shall keep a strict count of register receipts and reports to determine the actual Cost Value of the Merchandise sold by SKU. All such records and reports shall be made available to Merchant and Agent during regular business hours upon reasonable notice. Any Merchandise included in the Sale using this Gross Rings method shall be included in Merchandise using the actual Cost Value of the Merchandise sold plus a two percent (2%) shrink provision.

Section 7. Sale Proceeds.

7.1 Proceeds. For purposes of this Agreement, “Proceeds” shall mean the total amount (in dollars) of all sales of Merchandise made under this Agreement, including the proceeds of any fabric protection sales, but exclusive of (i) Sales Taxes, (ii) charges to customers for delivery services and assembly services, and (iii) returns, allowances and customer credits. All proceeds of Merchant’s insurance (net of any deductible) directly attributable to loss or damage to Merchandise or loss of cash arising from events occurring during the Sale Term shall constitute Proceeds under this Agreement.

7.2 Credit Card Proceeds. Agent shall be allowed to use Merchant’s current credit card systems and servicing arrangements (including Merchant’s credit card terminals and processor(s), credit card processor coding,) during the course of the Sale; provided, however, Agent shall establish its own merchant identification numbers as soon as practicable following the Sale Commencement Date; provided further however, Agent shall not be permitted to accept Merchant’s proprietary or private label credit card for processing sales of Merchandise in the Closing Stores, unless Agent reaches an agreement reasonably satisfactory to the Merchant. Merchant shall process credit card transactions, applying customary practices and procedures. In the event that Merchant is unable to maintain credit card systems and servicing arrangements, it shall give Agent not less than one (1) weeks’ prior notice. At Agent’s request, Merchant shall cooperate with Agent to establish merchant identification numbers under Agent’s name to enable Agent to process all credit card sales for Agent’s account. Merchant shall deposit the net settlement received from any credit card sales receipts into the Designated Deposit Accounts until Agent opens the Agency Accounts, at which time any credit card sales receipts shall be deposited into the Agency Accounts. Merchant shall prepare a weekly reconciliation of the amounts deposited with respect to the sales of Merchandise by credit plus Sales Taxes less credit card and bank card fees, chargebacks and service charge adjustments, returns allowances and customer credits. Merchant shall not be responsible for paying and Agent shall pay as an Expense hereunder, all credit card fees charges, and chargebacks related to the Sale, whether received during or after the Sale Term.

Section 8. Conduct of the Sale.

8.1 Rights of Agent. Subject to the Approval Order, Agent shall be permitted to conduct a “going out of business,” “store closing”, “bankruptcy liquidation” or similar theme sale at the Closing Stores throughout the Sale Term in a manner consistent with the Sale guidelines (“Sale Guidelines”) annexed hereto as Exhibit 8.1 applicable to the Closing Stores, whether by in-store, media advertising, or other promotional materials. In addition to any other rights granted to Agent hereunder, in conducting the Sale, Agent, in the exercise of its sole discretion, shall have the right:

(a) except as otherwise provided in the Approval Order, to establish Closing Stores’ hours, which are consistent with the terms of applicable leases, mortgages or other occupancy agreements and local laws or regulations, including, without limitation, Sunday closing laws;

(b) to use without charge during the Sale Term (except where otherwise designated as an Expense pursuant to Section 4.1 hereof), all FF&E, bank accounts (other than Agent’s obligation to pay bank fees pursuant to Section 3.3(b) hereof), Closing Store-level (and to the extent available, corporate), computer hardware and software, mailing lists, existing supplies located at the Closing Stores, intangible assets (including Merchant’s names), logos and tax identification numbers), Closing Stores’ keys, case keys, security codes, and safe and lock combinations required to gain access to and operate the Closing Stores, and any other assets of Merchant located at the Closing Stores (whether owned, leased, or licensed) consistent with applicable terms of leases or licenses. Agent shall exercise due care and return to the Merchant immediately at the end of the Sale all materials and supplies except materials or supplies expended;

(c) to use Merchant’s central office facilities, central administrative services and personnel to process payroll, perform MIS and provide other central office services necessary for the Sale to the extent that such services are normally provided by Merchant in house, at no cost to Agent (except where otherwise designated as an Expense pursuant to Section 4.1 hereof); provided, however, that in the event Agent requests Merchant to provide services other than those normally provided to the Closing Stores and relating to the sale of Merchandise by Merchant in the ordinary course of business and as expressly contemplated by this Agreement, Agent shall be responsible to reimburse Merchant for the actual incremental cost of such services incurred by Merchant as an Expense of the Sale hereunder;

(d) to establish Sale prices and implement advertising, signage (including exterior banners and signs), and promotional programs consistent with the sale theme described herein, and as otherwise provided in the Approval Order and the Sale Guidelines, as and where applicable (including, without limitation, by means of media advertising, A-frame, interior and exterior banners and similar signage); provided, however, that not less than one (1) business day prior to the release thereof to the media, Agent shall deliver copies of all advertising materials for the Sale to Merchant who shall have the right, within one (1) business day of such delivery, to approve such materials (which approval shall not be unreasonably withheld or delayed); and provided, further, that the failure of the Merchant to reasonably respond to any request for approval within one (1) business day of delivery shall be deemed to be approval of the subject materials;

(e) once the Inventory Taking is complete at both the transferring Closing Store and the receiving Closing Store, to transfer Merchandise between the Closing Stores;

(f) to “go dark” and close the Closing Stores to the public for a period after the Sale Commencement Date for purposes of preparing the Closing Stores for the Sale;

(g) to supplement the Merchandise at the Closing Locations with Additional Agent Merchandise in accordance with Section 8.9 hereof; and

(h) to conduct the Store Closing Sales in accordance with the Sale Guidelines attached hereto as Exhibit 8.1.

8.2 Terms of Sales to Customers. Subject to Agent’s compliance with applicable law, all sales of Merchandise will be “final sales” and “as is” and all advertisements and sales receipts will reflect the same. Agent shall not warrant the Merchandise in any manner, but will, to the extent legally permissible, pass on all manufacturers’ warranties to customers. All sales will be made only for cash, nationally recognized bank credit cards, and, in Agent’s discretion, personal checks, provided, however, if Agent determines to accept personal checks, Agent shall bear the risk of loss therefore. Agent shall clearly mark the receipts for all Merchandise sold at Closing Stores during the Sale Term so as to distinguish such Merchandise from the merchandise sold at Merchant’s other ongoing retail locations.

8.3 Sales Taxes. During the Sale Term, all sales, excise, gross receipts and other taxes attributable to sales of Merchandise as indicated on Merchant’s point of sale equipment (other than taxes on income, but specifically including, without limitation, gross receipts taxes) payable to any taxing authority having jurisdiction (collectively, “Sales Taxes”) shall be added to the sales price of Merchandise and collected on Merchant’s behalf, and provided to Merchant on no less than a bi-weekly basis for deposit in Merchant’s existing accounts, trust accounts or other accounts, as designated by Merchant. Provided that Agent has collected all Sales Taxes during the Sale and remitted the proceeds thereof to Merchant, Merchant shall promptly pay all Sales Taxes and file all applicable reports and documents required by the applicable taxing authorities; provided, however, notwithstanding anything to the contrary herein, in the event that Agent uses any system other than Merchant’s point of sale system to compute Sales Taxes relating to the Sale, Agent shall reimburse Merchant for any additional Sales Taxes, interest, fines, penalties, and the like payable to any taxing authority as the result of a Sales Tax audit conducted by or on behalf of such authority which discloses that the

Sales Taxes collected by Agent and paid over to Merchant for any period during the Sale were less than those mandated by applicable law (any such additional Sales Taxes and other amounts are collectively referred to herein as “Additional Taxes and Penalties”). Merchant will be given access to the computation of gross receipts for verification of all such Sales Tax collections. Provided Agent performs its responsibilities in accordance with this Section 8.3, Merchant shall indemnify and hold harmless Agent from and against any and all costs, including, but not limited to, reasonable attorneys’ fees, assessments, fines or penalties which Agent sustains or incurs as a result or consequence of the failure by Merchant to promptly pay such taxes to the proper taxing authorities and/or the failure by Merchant to promptly file with such taxing authorities all reports and other documents required, by applicable law, to be filed with or delivered to such taxing authorities. Agent shall add Sales Tax to the sales price of Additional Merchandise and Agent shall collect Sales taxes attributable to the sales of Additional Merchandise and deposit such amounts into existing accounts, trust accounts or other accounts designated by Agent, for remittance by Merchant, on behalf of Agent, to the appropriate taxing authority. If Agent fails to perform its responsibilities in accordance with this Section 8.3, and provided Merchant complies with its obligations in accordance with this Section 8.3, Agent shall indemnify and hold harmless Merchant from and against any and all costs including, but not limited to, reasonable attorneys’ fees, assessments, fines or penalties which Merchant sustains or incurs as a result or consequence of the failure by Agent to collect Sales Taxes, remit to Merchant, and/or, to the extent Agent is required hereunder to prepare reports and other documents, the failure by Agent to promptly deliver any and all reports and other documents required to enable Merchant to file any requisite returns with such taxing authorities.

8.4 Supplies. Agent shall have the right to use all existing supplies necessary to conduct the Sale (e.g., boxes, bags, twine, but not gift certificates, rain checks, merchandise credits or the like) located at the Closing Stores at no charge to Agent. In the event that additional supplies are required in any of the Closing Stores during the Sale, the acquisition of such additional supplies shall be the responsibility of Agent as an Expense; provided, however, that Merchant shall assist Agent in obtaining supplies from Merchant’s vendors at Merchant’s cost.

8.5 Returns of Merchandise. During the first seven (7) days of the Sale Term, Agent shall accept returns of Merchandise sold by Merchant prior to the Sale Commencement Date; provided that (i) such item was purchased within seven (7) days prior to the date of such return; (ii) the customer has the original transaction/register receipt; (iii) such return is not being made in contemplation of such customer repurchasing the item at the sale price being offered by Agent, and (iv) such return is consistent with Merchant’s prior practices (“Returned Merchandise”). Agent shall be obligated to maintain and deliver to Merchant a detailed returned merchandise log, including copies of all relevant merchandise receipts and credits, as well as mark the affected merchandise in such a fashion so as to render such merchandise readily identifiable by Merchant and Agent. Merchant shall reimburse Agent in cash or credit against the following week’s payment for the amount of any store credit or refund given to any customer in respect of Returned Merchandise. To the extent Returned Merchandise is saleable, it shall be included in Merchandise and for purposes of the calculation of the Guaranteed Amount and shall be valued at the Cost Value applicable to such item. Subject to Merchant’s reimbursement to Agent of the amount of any store credit or refund granted for any such Returned Merchandise, the aggregate Cost Value of the Merchandise shall be increased by the Cost Value of any Returned Merchandise, and the Guaranteed Amount shall be adjusted accordingly. If the Returned Merchandise is not saleable, Merchant and Agent shall negotiate in good faith to determine an appropriate Cost Value applicable to such merchandise for purposes of determining the Guaranteed Amount payable with respect thereto. Any Returned Merchandise that is not included in Merchandise shall constitute Merchant Consignment Goods and be disposed of by Agent in accordance with Section 5.4 hereof. Any reimbursements due to Agent as a result of Returned Merchandise shall be accounted for and paid by Merchant immediately following the weekly Sale reconciliation pursuant to Section 8.7(a) hereof. Any increases in payment on account of the Guaranteed Amount as a result of Returned Merchandise shall be paid by Agent pursuant to Section 3.1 hereof.

8.6. Gift Certificates. During the first fifteen (15) days of the Sale Term, Agent shall accept Merchant’s gift certificates, gift cards, and Merchandise credits issued by Merchant prior to the Sale Commencement Date. Merchant shall reimburse Agent in cash for such amounts during the weekly sale reconciliation provided for in Section 8.7(a).

8.7. Sale Reconciliation.

(a) Weekly Reconciliation. On each Wednesday during the Sale Term, commencing on the second Wednesday after the Sale Commencement Date, Agent and Merchant shall cooperate to reconcile Expenses, Gross Rings, and such other Sale-related items as either party shall reasonably request, in each case for the prior week or partial week (i.e. Sunday through Saturday), all pursuant to procedures agreed upon by Merchant and Agent. On a weekly basis, Agent shall also provide Merchant with a report (in electronic format acceptable top Merchant) of the sales of Additional Agent Merchandise, which report shall detail by Closing Store location, at a minimum, gross and net sales and type of items sold.

(b) Final Reconciliation.

(i) Within thirty (30) days after the Sale Termination Date, Agent and Merchant shall jointly prepare a final reconciliation of the Sale including, without limitation, a summary of Proceeds, Sales Taxes, Expenses, and any other accountings required hereunder (the “Final Reconciliation”). Within five (5) days of completion of the Final Reconciliation, any undisputed and unpaid Expenses shall be paid by Agent. In the absence of an order of the Bankruptcy Court, no such disputed amount(s) shall be paid until the dispute has been resolved by agreement of the parties or as determined in the manner prescribed in Section 8.7(b)(ii) hereof. During the Sale Term, and until all of Agent’s obligations under this Agreement have been satisfied, Merchant and Agent shall have reasonable access to Merchant’s and Agent’s records with respect to Proceeds, Sales Taxes, Expenses and other Sale-related items to review and audit such records.

(ii) In the event that there is any dispute with respect to either (x) the determination of the aggregate Cost Value of the Merchandise as reflected in the Final Inventory Report and/or (y) the Final Reconciliation, such dispute shall be promptly (and in no event later than the third business day following the request by either Merchant or Agent) submitted to the Bankruptcy Court for resolution. In the event of a dispute as to (x) or (y) above, Agent shall extend the Guaranty L/C and/or Expense L/C, as the case may be in accordance with the provisions of Section 3.3(e) hereof. If Agent has for any reason not so extended the expiry date of the Guaranty L/C and/or the Expense L/C by the date which is five (5) business days prior to the then expiry date, Lender shall have the right to make a drawing under the Guaranty L/C and/or the Expense L/C, as appropriate, in an amount equal to the amounts Merchant asserts are then owing to Merchant.

8.8 Force Majeure. If any casualty, act of war/ terrorism or act of God prevents the conduct of business in the ordinary course at any Closing Store for a period in excess of five (5) consecutive days, such Closing Store and the Merchandise located at such Closing Store shall be eliminated from the Sale and considered to be deleted from this Agreement as of the last date of such event, and Agent and Merchant shall have no further rights or obligations hereunder with respect thereto; provided, however, that (i) the proceeds of any insurance attributable to such Merchandise shall constitute Proceeds hereunder, and (ii) the Guaranteed Amount shall be reduced to account for any Merchandise eliminated from the Sale which is not the subject of insurance proceeds or consolidated by Agent into another Closing Store or Closing Stores, and Merchant to the extent actually received shall reimburse Agent for the amount the Guaranteed Amount is so reduced prior to the end of the Sale Term. As noted in the proceeding sentence, Agent will use its commercially reasonable efforts to consolidate and transfer at the expense of the Merchant all Merchandise which is not the subject of insurance proceeds and include said Merchandise in the Sale in other Closing Stores.

8.9 Additional Merchandise

(a) Agent shall be entitled, at its expense, to include in the Sale at the Closing Stores (i) additional merchandise procured by Agent that is of similar type to the Merchandise located in the Closing Stores and (ii) additional merchandise procured by Agent on consignment, including, without limitation, rugs, wall coverings, bedding and accessories ((i) and (ii) being collectively defined as “Additional Agent Merchandise”).

(b) Except as otherwise set forth in this Agreement, at all times and for all purposes, the Additional Agent Merchandise and its proceeds shall be the exclusive property of Agent. The transactions relating to the Additional Agent Merchandise are, and shall be construed as, a true consignment from Agent to Merchant. The Additional Agent Merchandise shall be at all times subject to the control of Agent. If requested by Agent, Merchant shall, at Agent’s expense as an Expense hereunder, insure the Additional Agent Merchandise and, if required, promptly file any proofs of loss with regard to same with Merchant’s insurers.

(c) In order to distinguish the Additional Agent Merchandise from the Merchandise located in the Closing Stores, Agent shall affix distinctive tags and/or other identifying markings on all items of Additional Agent Merchandise, which shall enable Merchant and Agent to distinguish the sales of the Additional Agent Merchandise from the sale of the Merchandise presently included in the Sale at the Closing Stores. Additionally, Agent shall provide signage in the Closing Stores notifying customers that the Additional Agent Merchandise has been included in the Sale.

8.10 Fulfillment of Pre-Sale Customer Orders. Agent shall assist Merchant in connection with its efforts to fulfill certain orders placed with Merchant prior to the Sale Commencement Date for which the Merchant has received deposits from the affected customer(s) and with respect to which all of the goods related to such orders are on hand at the Closing Stores as of the Sale Commencement Date (the “On Hand Fulfillment Orders”). Prior to or during the Inventory Taking, the Fulfillment Merchandise related to On Hand Fulfillment Orders shall be earmarked to fill the respective On Hand Fulfillment Orders and segregated by Merchant and Agent. Agent shall use reasonable efforts to fulfill and deliver the On Hand Fulfillments Orders within three (3) weeks after the Sale Commencement Date. The customary expenses incurred in connection with the satisfaction of On Hand Fulfillment Orders, including labor and delivery and all sales commissions attributable to the Fulfillment Merchandise (collectively, the “Fulfillment Processing Expenses”), shall be borne by Merchant. Any additional funds received from customers on account of the On Hand Fulfillment Orders, net of Fulfillment Processing Expenses, shall be remitted to Merchant on a weekly basis and included in the weekly reconciliation prepared pursuant to Section 8.7(a) hereunder. Subject to this Section 8.10 hereof, the Fulfillment Merchandise shall be excluded from the definition of Merchandise hereunder. If a customer cancels an On Hand Fulfillment Order, then the Fulfillment Merchandise for that cancelled order shall be considered Reallocated Fulfillment Merchandise included in the Sale, and the Guaranteed Amount shall be adjusted accordingly (it being understood and agreed that the Cost Value of any such Reallocated Fulfillment Merchandise that is received in the Closing Stores on or prior to the date three (3) weeks after the Sale Commencement Date will be the Cost Value for such item of Merchandise; provided, however, the Cost Value attributable to any Reallocated Fulfillment Merchandise that is so re-designated after the date that is three (3) weeks after the Sale Commencement Date shall be the Cost Value for such item multiplied by the inverse of the prevailing discount on similar such items of Merchandise as of the date reallocation of such item as Reallocated Fulfillment Merchandise).

Section 9. Employee Matters.

9.1 Merchant’s Employees. Subject to the applicable provisions of the Approval Order and any other provisions in this Agreement relating to employees, Agent may use Merchant’s employees in the conduct of the Sale to the extent Agent in its sole discretion deems expedient, and Agent may select and, with Merchant, schedule the number and type of Merchant’s employees required for the Sale. Agent shall identify any such employees to be used in connection with the Sale (each such employee, a “Retained Employee”) prior to the Sale Commencement Date. Retained Employees shall at all times remain employees of Merchant, and shall not be considered or deemed to be employees of Agent. Merchant and Agent agree that except to the extent that wages and benefits of Retained Employees constitute Expenses hereunder and except as otherwise expressly provided in this Agreement, nothing contained in this Agreement and none of Agent’s actions taken in respect of the Sale shall be deemed to constitute an assumption by Agent of any of Merchant’s obligations relating to any of Merchant’s employees including, without limitation, Excluded Benefits, Worker Adjustment Retraining Notification Act (“WARN Act”) claims and other termination type claims and obligations, or any other amounts required to be paid by statute or law (except to the extent such items are amounts for which Merchant is entitled to indemnification pursuant hereto); nor shall Agent become liable under any collective bargaining or employment agreement or be deemed a joint or successor employer with respect to such employees. Merchant shall not, without Agent’s prior written consent, raise the salary or wages or increase the benefits for, or pay any bonuses or make any other extraordinary payments to, any of the Retained Employees, except as otherwise provided in this Agreement.

9.2 Termination of Employees By Merchant. Agent may in its discretion stop using any Retained Employee at any time during the Sale. In the event Agent determines to discontinue its use of any Retained Employee in connection with the conduct of the Sale, Agent will provide written notice to Merchant at least seven (7) days prior thereto, except for termination “for cause” (such as dishonesty, fraud or breach of employee duties), in which event no prior notice to Merchant shall be required, provided Agent shall notify Merchant as soon as practicable after such termination. From and after the date of this Agreement and until the Sale Termination Date, Merchant shall not transfer or dismiss employees of the Closing Stores except “for cause” without Agent’s prior consent (which consent shall not be unreasonably withheld). Notwithstanding any other provision hereof, Agent will indemnify Merchant with respect to any claims by Retained Employees arising from Agent’s treatment of such Retained Employees.

9.3 Payroll Matters. During the Sale Term, Merchant shall process and pay the base payroll and all related payroll taxes, worker’s compensation, employment and unemployment insurance, and benefits for all Retained Employees (except for Agent’s employees and independent contractors hired by Agent) in accordance with its usual and customary procedures. At Agent’s expense, Merchant shall also process payroll for additional personnel hired by Agent for the Sale.

9.4 Employee Retention Bonuses. Agent shall pay, as an Expense, retention bonuses (“Retention Bonuses”) (which bonuses shall be inclusive of payroll taxes but as to which no benefits shall be payable) up to approximately 10% of base payroll, to certain Retained Employees who do not voluntarily leave employment and are not terminated “for cause”. The amount of such Retention Bonuses, which will be payable within thirty (30) days after the Sale Termination Date, shall be in an amount to be determined by Agent, in its discretion, and shall be processed through Merchant’s payroll system. Agent shall provide Merchant with a copy of Agent’s Retention Bonus plan within two (2) business days after the Sale Commencement Date. Agent shall not utilize the Retention Bonus as a mechanism to encourage Retained Employees to act contrary to Merchant’s best interests.

Section 10. Conditions Precedent.

The willingness of Agent and Merchant to enter into the transactions contemplated under this Agreement are directly conditioned upon the satisfaction of the following conditions at the time or during the time periods indicated, unless specifically waived in writing by the applicable party:

(a) All representations and warranties of Merchant and Agent hereunder shall be true and correct in all material respects and no Event of Default shall have occurred at and as of the date hereof and as of the Sale Commencement Date.

(b) Agent hereby acknowledges that prior to the execution of this Agreement, Merchant has provided Agent reasonable access to all pricing and cost files, computer hardware, software and data files, inter-Stores transfer logs, markdown schedules, invoices, style runs and all other documents relative to the price, mix and quantities of inventory located at the Closing Stores.

(c) Agent hereby acknowledges that prior to the execution of the Agreement, and on the date immediately preceding the Inventory Date, Agent has had and shall have had the opportunity to inspect the Closing Stores and the Merchandise.

(d) The Bankruptcy Court shall have entered the Approval Order substantially the form of Exhibit 10 attached hereto, mutually acceptable to Merchant and Agent on or before October 5, 2006.

Section	11. Representations, Warranties and Covenants.

11.1 Merchant’s Representations, Warranties and Covenants. Merchant hereby represents, warrants and covenants in favor of Agent as follows:

(a) Merchant (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted; and (iii) is and during the Sale Term will continue to be, duly authorized and qualified to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification, including all jurisdictions in which the Closing Stores are located, except, in each case, to the extent that the failure to be in good standing or so qualified could not reasonably be expected to have a material adverse effect on the ability of Merchant to execute and deliver this Agreement and perform fully its obligations hereunder.

(b) Subject to the issuance and entry of the Approval Order, Merchant has the right, power and authority to execute and deliver this Agreement and each other document and agreement contemplated hereby (collectively, together with this Agreement, the “Agency Documents”) and to perform fully its obligations thereunder. Subject to the issuance and entry of the Approval Order, Merchant has taken all necessary actions required to authorize the execution, delivery and performance of the

Agency Documents, and no further consent or approval on the part of Merchant is required for Merchant to enter into and deliver the Agency Documents, to perform its obligations thereunder, and to consummate the Sale. Subject to the issuance and entry of the Approval Order, each of the Agency Documents has been duly executed and delivered by Merchant and constitutes the legal, valid and binding obligation of Merchant enforceable in accordance with its terms. Subject to the issuance and entry of the Approval Order, no court order or decree of any federal, state, local, or provincial governmental authority or regulatory body is in effect that would prevent or materially impair, or is required for the Merchant’s consummation of, the transactions contemplated by this Agreement, and no consent of any third party which has not been obtained is required therefore, other than as shall be obtained prior to the Sale Commencement Date, except for any such consent the failure of which to be obtained could not reasonably be expected to have a material adverse effect on the ability of Merchant to execute and deliver this Agreement and perform fully its obligations hereunder. Other than for any consent as shall be obtained prior to the Sale Commencement Date, and those contracts or agreements identified by Merchant to Agent on or prior to the Sale Commencement Date, if any, no contract or other agreement to which the Merchant is a party or by which the Merchant is otherwise bound will prevent or materially impair the consummation of the Sale and the other transactions contemplated by this Agreement

(c) Merchant (i) owns and will own at all times during the Sale Term, good and marketable title to all of the Merchandise free and clear of all liens, claims and encumbrances of any nature and (ii) Merchant shall not create, incur, assume or suffer to exist any security interest, lien or other charge or encumbrance upon or with respect to any of the Merchandise or the Proceeds, in each case, except for such pre-existing liens and security interests as shall have been disclosed by Merchant to Agent and identified in Exhibit 11.1(c) hereof, which liens and security interests shall, pursuant to the Approval Order, attach only to the Guaranteed Amount, the Recovery Amount, the Augment Recovery Amount, Expenses and any other amounts payable to Merchant hereunder.

(d) Merchant has maintained its pricing files (including the Cost File) in the ordinary course of business, and prices charged to the public for goods (whether in-Store, by advertisement or otherwise) are the same in all material respects as set forth in such pricing files for the periods indicated therein (without consideration of any point of sale markdowns, advertised sales, and other customary in-store promotional or clearance activities). All pricing files and records relative to the Merchandise have been made available to Agent. To the best of Merchant’s knowledge, all such pricing files and records (including the Cost File) are true and accurate in all material respects as to the actual cost to Merchant for purchasing the goods referred to therein and as to the selling price to the public for such goods as of the dates and for the periods indicated therein, except for certain clearance Merchandise and for the effect of advertising promotional events, in which cases the selling price reflected in Merchant’s pricing files may vary].

(e) Merchant shall ticket or mark all items of inventory received at the Closing Stores prior to the Sale Commencement Date in a manner consistent with similar Merchandise located at the Closing Stores and in accordance with Merchant’s past practices and policies relative to pricing and marking inventory; provided, however,

Agent acknowledges that it has been advised by Merchant that Merchant shall suspend and not implement certain hard-markdowns that were scheduled for on or about September 28, 2006, and further that such suspension is acceptable to Agent.

(f) To the best of Merchant’s knowledge, all Merchandise is in material compliance with all applicable federal, state or local product safety laws, rules and standards. Merchant shall provide Agent with its historic policies and practices, if any, regarding product recalls prior to the Sale Commencement Date.

(g) Subject to the terms of this Agreement and entry of the Approval Order, Agent shall have the right to the unencumbered use and occupancy of, and peaceful and quiet possession of, each of the Closing Stores, the assets currently located at the Closing Stores to the extent Merchant is entitled to use the same, and the services provided at the Closing Stores to the extent Merchant is entitled to such services.

(h) Since August 1, 2006, Merchant has paid all self-insured or Merchant funded employee benefit programs for Closing Stores’ employees, including health and medical benefits and insurance and all proper claims made or to be made in accordance with such programs.

(i) Supplies have not been, since September 1 2006, and shall not be, prior to the Sale Commencement Date, transferred by Merchant to or from the Closing Stores so as to alter the mix or quantity of supplies at the Closing Stores from that existing on such date, other than in the ordinary course of business.

(j) The aggregate Cost Value of the Merchandise shall be (i) no less than $19,000,000 (“Merchandise Threshold”) and (ii) no more than $24,575,000 (“Merchandise Ceiling”) (in each case prior to the application of the Global Inventory Adjustment); provided, however, in the event that the aggregate Cost Value of the Merchandise is less than the Merchandise Threshold or greater than the Merchandise Ceiling, such deviation does not constitute a material breach of a representation or warranty, or an Event of Default hereunder, and the Guaranteed Percentage shall be adjusted in an amount to be mutually agreed upon by the Merchant, Agent and Lender.

(k) As of the Sale Commencement Date, all ordinary course permanent markdowns on inventory located at the Closing Stores will have been taken on a basis consistent with Merchant’s historical practices and policies; provided, however, Agent acknowledges that it has been advised by Merchant that Merchant shall suspend and not implement certain hard-markdowns that were scheduled for on or about September 28, 2006, and further that such suspension is acceptable to Agent.

(l) Since September 1, 2006, Merchant has not, and shall not, up to the Sale Commencement Date, marked up or raised the price of any items of Merchandise, or removed or altered any tickets or any indicia of clearance merchandise, except in the ordinary course of business.

(m) Merchant has not and shall not purchase or transfer to or from the Closing Stores any merchandise or goods outside the ordinary course in anticipation of the Sale or of the Inventory Taking.

(n) No action, arbitration, suit, notice, or legal, administrative or other proceeding before any court or governmental body has been instituted by or against the Merchant, or has been settled or resolved, or to Merchant’s knowledge, is threatened against or affects Merchant, relative to Merchant’s business or properties, or which questions the validity of this Agreement, or that if adversely determined, would adversely affect the conduct of the Sale.

(o) Merchant is not a party to any collective bargaining agreements with its employees; to the best of Merchant’s knowledge, no labor unions represent Merchant’s employees at the Closing Stores; and to the best of Merchant’s knowledge, there are currently no strikes, work stoppages or other labor disturbances affecting the Closing Stores or Merchant’s central office facilities.

11.2 Agent’s Representations, Warranties and Covenants. Agent hereby represents, warrants and covenants in favor of Merchant as follows:

(a) Agent (and each member thereof): (i) is a corporation, partnership, or limited liability company, as the case may be, duly and validly existing and in good standing under the laws of the State of its organization; (ii) has all requisite power and authority to carry on its business as presently conducted and to consummate the transactions contemplated hereby; and (iii) is and during the Sale Term will continue to be duly authorized and qualified as a foreign company to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification.

(b) Agent has the right, power and authority to execute and deliver each of the Agency Documents to which it is a party and to perform fully its obligations thereunder. Agent has taken all necessary actions required to authorize the execution, delivery, and performance of the Agency Documents, and no further consent or approval is required on the part of Agent for Agent to enter into and deliver the Agency Documents, to perform its obligations thereunder, and to consummate the Sale. Each of the Agency Documents has been duly executed and delivered by the Agent and, constitutes the legal, valid and binding obligation of Agent enforceable in accordance with its terms. No court order or decree of any federal, provincial, state or local governmental authority or regulatory body is in effect that would prevent or impair or is required for Agent’s consummation of the transactions contemplated by this Agreement, and no consent of any third party which has not been obtained is required therefor other than as provided herein. No contract or other agreement to which Agent is a party or by which Agent is otherwise bound will prevent or impair the consummation of the transactions contemplated by this Agreement.

(c) No action, arbitration, suit, notice, or legal administrative or other proceeding before any court or governmental body has been instituted by or against

Agent, or has been settled or resolved, or to Agent’s knowledge, has been threatened against or affects Agent, which questions the validity of this Agreement or any action taken or to be taken by Agent in connection with this Agreement, or which if adversely determined, would have a material adverse effect upon Agent’s ability to perform its obligations under this Agreement.

Section 12. Insurance.

12.1 Merchant’s Liability Insurance. Merchant shall continue until the Sale Termination Date, in such amounts as it currently has in effect, all of its liability insurance policies including, but not limited to, products liability, comprehensive public liability, auto liability and umbrella liability insurance, covering injuries to persons and property in, or in connection with Merchant’s operation of the Closing Stores, and shall cause Agent to be named an additional named insured with respect to all such policies. Prior to the Sale Commencement Date, Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof and naming Agent as an additional named insured, in form reasonably satisfactory to Agent. All such policies shall require at least thirty (30) days prior notice to Agent of cancellation, non-renewal or material change. In the event of a claim under any such policies Merchant shall be responsible for the payment of all deductibles, retentions or self-insured amounts to the extent said claim arises from or relates to the alleged acts or omissions of Merchant or its employees, agents (other than Agent’s employees), or independent contractors (other than Agent and independent contractors hired by Agent in conjunction with the Sale).

12.2 Merchant’s Casualty Insurance. Merchant shall continue until the Sale Termination Date, in such amounts as it currently has in effect, fire, flood, theft and extended coverage casualty insurance covering the Merchandise in a total amount equal to no less than the Cost Value thereof, which coverage shall be reduced from time to time to take into account the sale of Merchandise. In the event of a loss to the Merchandise on or after the date of this Agreement, the proceeds of such insurance attributable to the Merchandise (net of any deductible) shall constitute Proceeds. Prior to the Sale Commencement Date, Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof, in form and substance reasonably satisfactory to Agent. All such policies shall require at least thirty (30) days prior notice to Agent of cancellation, non-renewal or material change. Merchant shall not make any change in the amount of any deductibles or self-insurance amounts prior to the Sale Termination Date or the Extended Sale Termination Date, as the case may be, without Agent’s prior written consent.

12.3 Worker’s Compensation Insurance. Merchant shall continue until the Sale Termination Date, in such amounts as it currently has in effect, worker’s compensation insurance (including employer liability insurance) covering all Retained Employees in compliance with all statutory requirements. Prior to the Sale Commencement Date, Merchant shall deliver to Agent a certificate of its insurance broker or carrier evidencing such insurance.

12.4 Agent’s Insurance. Agent shall maintain at Agent’s cost and expense throughout the Sale Term, in such amounts as it currently has in effect, comprehensive public liability and automobile liability insurance policies covering injuries to persons and property in or in connection with Agent’s agency at the Closing Stores to be named an additional insured with respect to such policies. Prior to the Sale Commencement Date, Agent shall deliver to Merchant certificates evidencing such insurance policies, setting forth the duration thereof and naming Merchant as an additional insured, in form and substance reasonable satisfactory to Merchant. In the event of a claim under such policies Agent shall be responsible for the payment of all deductibles, retentions or self-insured amounts thereunder, to the extent said claim arises from or relates to the alleged acts or omissions of Agent or Agent’s employees, agents or independent contractors).

12.5 Risk of Loss. Without limiting any other provision of this Agreement, Merchant acknowledges that Agent is conducting the Sale on behalf of Merchant solely in the capacity of an agent, and that in such capacity (i) Agent shall not be deemed to be in possession or control of the Closing Stores or the assets located therein or associated therewith, or of Merchant’s employees located at the Closing Stores, and (ii) except as expressly provided in this Agreement, Agent does not assume any of Merchant’s obligations or liabilities with respect to any of the foregoing. Agent shall not be deemed to be a successor employer. Merchant and Agent agree that, subject to the terms of this Agreement, Merchant shall bear all responsibility for liability claims of customers, employees and other persons arising from events occurring at the Closing Stores during and after the Sale Term, except to the extent any such claim arises directly from the acts or omissions of Agent, or its supervisors, agents, independent contractors, or employees located at the Closing Stores (an “Agent Claim”). In the event of any liability claim other than an Agent Claim, Merchant shall administer such claim and shall present such claim to Merchant’s liability insurance carrier in accordance with Merchant’s policies and procedures existing immediately prior to the Sale Commencement Date, and shall provide a copy of the initial documentation relating to such claim to Agent at the address listed in this Agreement. To the extent that Merchant and Agent agree that a claim constitutes an Agent Claim, Agent shall administer such claim and shall present such claim to its liability insurance carrier, and shall provide copies of the initial documentation relating to such claim to Merchant. In the event that Merchant and Agent cannot agree whether a claim constitutes an Agent Claim, each party shall present the claim to its own liability insurance carrier, and a copy of the initial claim documentation shall be delivered to the other party to the address designated for delivery of notices hereunder.

Section 13. Indemnification.

13.1 Merchant Indemnification. Merchant shall indemnify and hold Agent and its officers, directors, employees, agents and independent contractors (collectively, “Agent Indemnified Parties”) harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, asserted directly or indirectly against Agent resulting from, or related to (including acts or omissions of persons or entities affiliated with or acting on behalf of the Merchant):

(a) Merchant’s material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document (provided, however, Agent shall not be entitled to any indemnity hereunder in the event of a breach of any representation contained in Section 11.1(k) hereof, in which case Agent’s sole remedy shall be such adjustment to the Guaranteed Amount in accordance with Section 11.1(k));

(b) subject to Agent’s performance and compliance with its obligations pursuant to Sections 4.1(b), 4.1(c), and 9 hereof, any failure of Merchant to pay to its employees any wages, salaries or benefits due to such employees during the Sale Term or other claims asserted against Agent by Merchant’s employees resulting from Merchant’s (and not Agent’s) treatment of its employees;

(c) subject to Agent’s compliance with its obligations under Section 8.3 hereof, any failure by Merchant to pay any Sales Taxes to the proper taxing authorities or to properly file with any taxing authorities any reports or documents required by applicable law to be filed in respect thereof;

(d) any consumer warranty or products liability claims except to the extent such claims arise from representations made by the Agent relating to the Merchandise;

(e) the gross negligence or willful misconduct of Merchant or any of its officers, directors, employees, agents (other than Agent) or representatives.

13.2 Agent Indemnification. Agent shall jointly and severally indemnify and hold Merchant and its officers, directors, employees, agents and representatives harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, asserted directly or indirectly against, Merchant resulting from, or related to (including acts or omissions of persons or entities affiliated with or acting on behalf of the Agent):

(a) Agent’s material breach of or failure to comply with any Safety Laws (as defined in the Approval Order) or any of its agreements, covenants, representations or warranties contained in any Agency Document;

(b) any harassment, discrimination or violation of any laws or regulations or any other unlawful, tortious or otherwise actionable treatment of any employees or agents of Merchant by Agent or any of its employees, agents, independent contractors or other officers, directors or representatives of Agent;

(c) any claims by any party engaged by Agent as an employee or independent contractor arising out of such engagement;

(d) any Agent Claims;

(e) in the event that Agent uses any system other than Merchant’s point of sale system to compute Sales Taxes relating to the Sale, any Additional Taxes and Penalties; and

(f) the gross negligence or willful misconduct of Agent or any of its officers, directors, employees, agents or representatives.

(g) any consumer warranty or products liability claims arising out of or related to the sale of Additional Agent Merchandise.

Section 14. Defaults.

The following shall constitute “Events of Default” hereunder:

(a) Merchant’s or Agent’s failure to perform any of their respective material obligations hereunder, which failure shall continue uncured seven (7) days after receipt of written notice thereof to the defaulting party; or

(b) Any representation or warranty made by Merchant or Agent proves untrue in any material respect as of the date made or at any time and throughout the Sale Term; or

(c) Subject to Section 8.8 hereof, the Sale is terminated or materially interrupted or impaired at any Closing Store for any reason other than (i) an Event of Default by Agent, or (ii) any other material breach or action by Agent not authorized hereunder.

In the event of an Event of Default, the non-defaulting party may, in its discretion, elect to terminate this Agreement upon seven (7) business days’ written notice to the other party and pursue any and all rights and remedies and damages resulting from such default hereunder in the event such cure is not effected by the defaulting party.

Section 15. Fixtures.

With respect to furniture, fixtures and equipment owned by Merchant and located at the Closing Stores (collectively, the “FF&E”), Agent shall sell the FF&E in any such Closing Stores; provided, however, Merchant, with the consent of the Lenders, shall have the right to designate certain FF&E located at any of the Closing Stores that Merchant does not elect to have Agent sell. Agent be entitled to receive a commission equal to twenty (20%) of the net proceeds from the sale of such FF&E, net of expenses incurred in connection with the disposition of the FF&E in accordance with a budget to be mutually agreed upon between Merchant and Agent; provided, further, however, Merchant may elect to receive, in lieu of proceeds net of expenses and Agent’s commission, a lump sum payment, on a per Closing Store basis, in an amount to be agreed upon between Merchant, in consultation with the Lender and Agent, in which case all costs and expenses associated with the disposition thereof shall be borne by Agent. In either event, as of the Sale Termination Date, Agent may abandon in place in a neat and orderly manner any unsold FF&E at the Closing Stores.

Section 16. Miscellaneous.

16.1 Notices. All notices and communications provided for pursuant to this Agreement shall be in writing, and sent by hand, by facsimile, or a recognized overnight delivery service, as follows:

If to Agent:

Hudson Capital Partners, LLC

403C Towne Center Blvd., Suite 3

Ridgeland, MS 39157

Attn: A. R. Williams

Fax: (601) 856-9285

Tel: (601) 856-9151

Email: arwilliams@hudsoncpl.com

With a copy to:

Greenberg Traurig, LLP

One International Place

Boston, MA 02110

Attn: Jeffrey M. Wolf, Esq.

Fax: (617) 310-6001

Tel: (617) 310-6041

Email: wolfje@gtlaw.com

If to the Merchant:

Storehouse, Inc.

4200 Perimeter Park So.

Chamblee, GA 30341

Attn: Caroline Hipple

  President and COO

Fax: (770) 457-1176

Email: chipple@storehouse.com

With a copy to:

Wiley Rein & Fielding LLP

7925 Jones Branch Drive

McClean, VA 22102

Attn: H. Jason Gold, Esq.

Tel: (703) 905-2825

Fax: (703) 905-6700

Email: jgold@wrf.com

FTI Consulting, Inc.

3 Times Square

New York, NY 10036

Attn: Kevin Regan

Fax: (212) 499-3604

Email: Kevin.regan@fticonsulting.com

If to the Lender:

Bingham McCutchen LLP

150 Federal Street

Boston, MA 02110-1726

Attn: Robert A.J. Barry, Esq.

Tel: (617) 951-8624

Fax: (617) 951-8736

Email: raj.barry@bingham.com

With a copy to:

Asset Disposition Advisors, LLC

499 Park Avenue – 14th Floor

New York, NY 10022

Attn: Paul Traub

Fax: (212) 652-3880

Tel: (212) 328-6101

Email:paultraub@aol.com

16.2 Governing Law; Consent to Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Virginia, without regard to conflicts of laws principles thereof. The parties hereto agree that the Bankruptcy Court shall retain exclusive jurisdiction to hear and finally determine any disputes arising from or under this Agreement, and by execution of this Agreement each party hereby irrevocably accepts and submits to the jurisdiction of such court with respect to any such action or proceeding and to service of process by certified mail, return receipt requested to the address listed above for each party.

16.3 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes and cancels all prior agreements, including, but not limited to, all proposals, letters of intent or representations, written or oral, with respect thereto.

16.4 Amendments. This Agreement may not be modified except in a written instrument executed by each of the parties hereto.

16.5 No Waiver. No consent or waiver by any party, express or implied, to or of any breach or default by the other in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party. Failure on the part of any party to complain of any act or failure to act by the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

16.6 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Agent and Merchant, including, but not limited to, any chapter 11 or chapter 7 trustee. Agent shall not be permitted to assign its obligations under this Agreement.

16.7 Execution in Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one agreement. This Agreement may be executed by facsimile, and such facsimile signature shall be treated as an original signature hereunder.

16.8 Section Headings. The headings of sections of this Agreement are inserted for convenience only and shall not be considered for the purpose of determining the meaning or legal effect of any provisions hereof.

16.9 Survival. All representations, warranties, covenants and agreements made herein, by the parties hereto, shall be continuing, shall be considered to have been relied upon by the parties and shall survive the execution, delivery and performance of this Agreement.

16.10. Termination. This Agreement shall remain in full force and effect until the first to occur of: (i) receipt by Merchant of written notice from Agent that any of the conditions specified in Section 10 hereof have not been satisfied within 5 days of the anticipated Sale Commencement Date set forth in Section 6.1; or (ii) the expiration of the Sale Term and completion and certification by Merchant and Agent of the Final Reconciliation pursuant to Section 8.7(b) above. Notwithstanding the foregoing, (a) the representations, warranties and indemnities of Merchant and Agent contained herein and the provisions of Section 11 above, and (b) any claim arising from a breach of this Agreement prior to its termination, shall survive the termination of this Agreement pursuant to this Section 16.10.

16.11 Security Interest. Upon payment of the Initial Guaranty Payment and issuance of the Guaranty L/C and Expense L/C, and in consideration of the Agent’s payment of the Guaranteed Amount, the Recovery Amount and the Augment Recovery Amount, and Expenses, and the provision of services hereunder to Merchant, Merchant hereby grants to Agent a first priority security interest in and lien upon the Merchandise and the Proceeds to secure all obligations of Merchant to Agent hereunder. Until the payment of the Guaranteed Amount and the Augment Recovery Amount, if any, in full, the security interest granted to Agent hereunder shall remain junior to the security interest of the Lender to the extent of the unpaid portion of the Guaranteed Amount, the Recovery

Amount, the Augment Recovery Amount and Expenses. Upon entry of the Approval Order and payment of the Initial Guaranty Payment and the issuance of the Guaranty L/C and the Expense L/C, the security interest granted to Agent hereunder shall be deemed properly perfected without the need for further filings or documentation.

16.12 Obligations Joint and Several. All obligations of Agent to Merchant hereunder shall be joint and several. Agent may utilize the services of subcontractors and or licensees in connection with the performance of its obligations hereunder.

16.13 Bidding Procedures/Bankruptcy Matters. In consideration of Agent conducting its due diligence and entering into this Agreement, which serves as a baseline by which other offers may be measured and is subject to higher and better offers by way of a bidding process, all subject to the approval of the Court and as more fully set forth in the motion to approve this Agreement, this Agreement is subject to the consideration by Merchant of higher or better competing bids. In the event this Agreement is subject to higher and better offers, Merchant agrees to use the following bidding procedures at any such auction: (i) all bidders must agree to be bound by all of the terms and conditions of this Agreement, with appropriate modifications for the identity of the successful bidder, the increased price and/or the better terms; (ii) all bidders must provide evidence, satisfactory to the Merchant of the bidder’s financial ability to perform its obligations under this Agreement, as modified; (iii) the initial overbid must be for an increase in the Guaranteed Percentage of at least 2.25% with successive bids thereafter for an increase in the Guaranteed Percentage of at least fifteen one-hundreths per cent (0.15%) over the previous bid; (iv) competing bids shall not be contingent upon completion of due diligence, the receipt of financing or any board of directors, shareholder or other corporate approval; and (v) Merchant agrees that if Agent is not the successful bidder, Merchant shall pay to Agent from the proceeds of the Guaranteed Amount actually received from the successful bidder, and upon Bankruptcy Court approval of the same (approval of which the Merchant agrees to seek and support) in the amount of $400,000.

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IN WITNESS WHEREOF, Agent and Merchant hereby execute this Agency Agreement as of the day and year first written above.

AGENT:

HUDSON CAPITAL PARTNERS, LLC

By:	/s/ James L. Schaye
Name:	James L. Schaye
Title:	President and CEO

MERCHANT:

STOREHOUSE, INC.

By:	/s/ Gary W. Angle
Name:	Gary W. Angle
Title:	Treasurer

THE PROVISIONS OF SECTION 3.3(d) AND 16.11

ARE HEREBY CONSENTED AND AGREED TO:

GENERAL ELECTRIC CAPITAL CORPORATION

As Lender

By:	/s/ Charles Chiodo
Name:	Charles Chiodo
Title:	Duly Authorized Signatory